Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-1) and related Prospectus of Evaxion A/S for the registration of 38,450,000 ordinary shares represented by 769,000 American Depositary Shares, and to the incorporation by reference therein of our report dated April 1, 2025, with respect to the consolidated financial statements of Evaxion A/S included in its Annual Report (Form 20-F) for the year ended December 31, 2024 filed with the Securities and Exchange Commission.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

November 21, 2025